                                                                   EXHIBIT 10.10

         Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                          TECHNOLOGY LICENSE AGREEMENT

         This Agreement is entered into as of July 7, 1998 (the "Effective Date") by and between Articulate Systems, Inc., a corporation of the state of Delaware and having its principal place of business 600 West Cummings Park, Suite 4500, Woburn, MA 01801 ("ASI") and Dragon Systems, Inc., a Delaware corporation having its principal place of business at 320 Nevada Street, Newton, MA 02160 ("Dragon").

         WHEREAS, Dragon is in the business of developing, using, and licensing others to use and is the owner of, or has the relevant licenses to use, certain voice recognition software and hardware ("Dragon Technology"); and

         WHEREAS, ASI is in the business of providing voice recognition and transcription products and services ("ASI Products"); and

         WHEREAS, ASI desires to license the Dragon Technology for use in conjunction with the ASI Products;

         NOW THEREFORE, for good and valuable consideration and on the promises and premises set forth below, the parties agree as follows:

1.       DEFINITIONS.

         1.1      CONFIDENTIAL INFORMATION:

         a. DRAGON CONFIDENTIAL INFORMATION: Confidential and/or proprietary information relating to the Dragon Technology, research, development, products, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of Dragon. Dragon Confidential Information does not include any information (i) which ASI knew before Dragon disclosed it to ASI; (ii) which has become publicly known through no wrongful act of ASI; (iii) which ASI developed independently, as evidenced by appropriate documentation; (iv) which is disclosed to ASI by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

         b. ASI CONFIDENTIAL INFORMATION: Confidential and/or proprietary information relating to the research, development, products, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of ASI. ASI Confidential Information does not include any information (i) which Dragon knew before ASI disclosed it to Dragon; (ii) which has become publicly known through no wrongful act of Dragon; (iii) which Dragon developed independently, as evidenced by appropriate documentation; (iv) which is disclosed to Dragon by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

         1.2 DERIVATIVES: Any or all translation (including translation into other human or computer languages), portation, modification, correction, addition, extension, upgrade, update, enhancement, revision, new version, improvement, compilation, abridgement, or other form in which the Intellectual Property Rights may be recast, transformed, or adapted, including any products, systems or other items which provide comparable or enhanced functionality whether or not specifically based on or derived from such Intellectual Property Rights.

         1.3 DRAGON DOCUMENTATION: Any and all manuals, user guides, product specifications and other documentation, owned by or licensed to Dragon, relating or referring to the Dragon Technology.

         1.4 DRAGON RIGHTS: Any and all Intellectual Property Rights and Derivatives, of Dragon in and to the Dragon Copyrights, Dragon Documentation, Dragon Marks, Dragon Patents, Dragon Technology and/or the Project Work Product.

         1.5 DRAGON TECHNOLOGY: Dragon's proprietary voice recognition software and hardware as set forth in Exhibit A1 hereto including, but not limited to, all English and foreign language, all commercial and non-commercial, and all present and future versions thereof, and all required and/or relevant Dragon Documentation, Intellectual Property Rights and other proprietary rights therein, and Derivatives thereof that is required and/or relevant to ASI's development of current and future versions of ASI Products. Dragon Technology includes:

         a. DRAGON DISTRIBUTABLE TECHNOLOGY: The Dragon Technology which ASI is authorized to distribute as an integrated or bundled feature in or in connection with the ASI Products, as set forth in Exhibit

         b. DRAGON NON-DISTRIBUTABLE TECHNOLOGY: The Dragon Technology which ASI is authorized to use in the development of ASI Products, but which it is not authorized to distribute as an integrated or bundled feature in or in connection with the ASI Products, as set forth in Exhibit A1.2. The Dragon Non-Distributable Technology is divided into the "Core Non-Distributable Technology" and the "Other Non-Distributable Technology" as described in Exhibits A1.2I and A1.2II, respectively.

         1.6      FIELDS OF USE (FOU): ALL MARKETS AND INDUSTRIES, AS FOLLOWS:

         a. EXCLUSIVE FIELDS OF USE (EXCLUSIVE FOU): The Exclusive FOU is set forth in Exhibit A2.1 hereto.

         b. NON-EXCLUSIVE FIELDS OF USE (NON-EXCLUSIVE FOU): The Non-Exclusive FOU is set Exhibit A2.2 hereto.

The use of "FOU" by itself shall mean collectively both the Exclusive and Non-Exclusive FOU.

         1.7 INTELLECTUAL PROPERTY RIGHTS: Any and all proprietary, common law, and/or statutory intellectual property rights, including but not limited to, patentable materials and patent rights, copyrightable materials and copyrights, moral rights, trade secret rights, trademark rights, service mark rights, and/or any and all other proprietary rights, including all Derivatives.

         1.8 ASI CLIENT: An end user customer of ASI in the FOU and Territory.

         1.9 ASI DISTRIBUTOR: Authorized third party distributors licensed by ASI to distribute the ASI Products to ASI Clients.

         1.10 ASI PRODUCTS: Any and all voice recognition and transcription products and services that use, integrate, or contain voice recognition capabilities, made, distributed, and/or sold by ASI to one or more professional user market segments.

         1.11 ASI RIGHTS: Any and all Confidential Information and Intellectual Property Rights of ASI in and to the ASI Products, exclusive of the Dragon Rights.

         1.12 MREC ENGINE: The component of the Dragon Technology that is the core speech recognition engine.

         1.13 NATURALLYSPEAKING DELUXE EDITION: One of the commercially available versions of Dragon's NaturallySpeaking voice recognition product line.

         1.14 TERRITORY:

         a. EXCLUSIVE FOU: North America (United States and its territories and Canada) in American English

         b.       NON-EXCLUSIVE FOU: Worldwide

         1.15 THIRD PARTY RIGHTS: Any and all of the proprietary third party patents, copyrights, and trade secrets licensed to Dragon and included in the Dragon Intellectual Property Rights relating or referring to the Dragon Technology, as identified in Exhibit A3 hereto.

2.       GRANT BY DRAGON.

         Subject to the terms and conditions set forth in this Agreement, DRAGON hereby grants to ASI during the Term and in the Territory, and ASI hereby accepts:

         a. EXCLUSIVE LICENSE - An exclusive, non-transferable (except as provided in Section 13.1) license to use the Core Non-Distributable Technology in the Exclusive FOU as set forth in Exhibit A1.2I. During the term of this Agreement, Dragon will not use, or authorize, license or permit any person other than ASI to use the Core Non-Distributable Technology to develop or offer any language models or other products or services in the Exclusive FOU.

         b. NON-EXCLUSIVE LICENSE - A non-exclusive, non-transferable (except as provided in Section 13.1) license:

                  i. To use the Dragon Non-Distributable Technology in the Non-Exclusive FOU;

                  ii. To use, reproduce, distribute, and prepare derivative works of the Dragon Distributable Technology in the Non-Exclusive FOU and the Exclusive FOU;

                  Without limitation, ASI's non-exclusive rights shall include the rights:

                  i. to use the Dragon Other Non-Distributable Technology for the Exclusive FOU;

                  ii. To use the Dragon Technology internally for testing, demonstration, training, support and promotional purposes by its personnel;

                  iii. To demonstrate the Dragon Distributable Technology to potential ASI Distributors and ASI Clients;

                  iv. To provide training and technical support to employees, ASI Distributors and ASI Clients; and

                  v. To use the Dragon Documentation in support of ASI's authorized use of Dragon Technology;

         c. END-USER LICENSE - A non-exclusive, non- transferable license to market and grant End User licenses of the Dragon Distributable Technology, provided ASI presents or causes to be presented to each End User an End User License Agreement containing substantially the same terms and conditions as contained in the License Agreement shown in Exhibit C hereto. Upon DRAGON's request, ASI shall provide a copy of ASI's standard End User License Agreement. ASI agrees to comply with all reporting and record keeping requirements set forth herein.

         d. DISTRIBUTOR LICENSE - The right to appoint ASI Distributors to market and grant sub licenses of the Dragon Distributable Technology under terms of this Agreement. ASI shall ensure that each ASI Distributor executes a written agreement with ASI binding Distributors to provisions substantially similar to those contained in the pertinent sections of this Agreement. ASI agrees to comply with all reporting and record keeping requirements set forth herein.

3. LIMITATIONS ON ASI. The foregoing license grants are expressly conditioned upon ASI's compliance with the following requirements:

         3.1 ASI acknowledges that the Dragon Rights and Dragon Confidential Information are proprietary to Dragon and/or its licensor(s) and that Dragon and/or its licensor (s) retains all right, title, and interest therein and thereto, including without limitation all Intellectual Property Rights therein and therefor, and that ASI has no rights therein other than as set forth in this Agreement.

         3.2 Other than as expressly set forth in this Agreement, ASI agrees not to:

         a.       reproduce, sublicense, distribute or dispose of the Dragon
                  Rights;

         b. alter, create derivative works of, edit, modify, or revise the Dragon Rights;

         c. reverse engineer, reverse compile, or disassemble the Dragon Rights, in whole or in part, except as expressly permitted by this Agreement or pursuant to applicable law.

         3.3 On all copies of the Dragon Rights made by ASI pursuant to this Agreement, ASI agrees that it shall (i) not remove any copyright notices, trademarks, or other proprietary legends contained therein or thereon, as provided by Dragon, and (ii) include any copyright notices, trademarks, or other proprietary legends contained within the Dragon Technology, as provided by Dragon.

         3.4 ASI warrants and represents that it does not intend to, nor will, directly or indirectly, export or transmit the Dragon Technology, in whole or in part, or any Dragon Confidential Information or technical data relating thereto, to any country to which such export or transmission is restricted by any applicable U.S. regulation or statute, without prior written consent, if required, of the Bureau of Export Administration of the U.S. Department of Commerce, or other such governmental entity as may have jurisdiction over such export or transmission.

         Use, duplication, or disclosure by the United States Government of the Dragon Technology is subject to restrictions as set forth in The Rights in Technical Data and Computer Software clause at

DFARS 252.227-7013 or of the Commercial Computer Software -Restricted Rights clause at 48 C.F.R. 52.227-19 as applicable.

         3.6 ASI agrees not to in any way misrepresent, or to mislead (especially with respect to prospective customers, journalists, or market analysts, etc.) about ASI's relationship with DRAGON, ASI's duties as specified in this Agreement, the features of DRAGON's products including any technical specifications, expected benefits of use, and the origin of DRAGON's products. In particular, ASI shall not represent itself as an exclusive agent or exclusive distributor of DRAGON's products, except as indicated in this Agreement. ASI shall not represent itself as the developer or manufacturer of DRAGON's products, or as DRAGON itself.

         3.7 Prior to the first commercial shipment from ASI to any End User, of an ASI Product incorporating the MREC Engine, ASI must submit a finished version of such ASI Product, along with the accompanying documentation, to DRAGON for testing to insure satisfactory operation and receive from DRAGON a written notice of approval. DRAGON shall examine and test a finished version of each ASI Product that incorporates the MREC Engine, and provide such notice of approval or a statement of defects as quickly as possible but no later than 30-days from receipt. ASI shall not be required to correct any such defects other than those defects that are such as to cause material harm to Dragon if included in the software distributed by ASI ("Major Defects"). In the event Dragon does not give a statement identifying such Major Defects within such 30 day period, the software shall be deemed approved for all purposes hereof. In the event DRAGON notifies ASI in writing of Major Defects, ASI must correct such Major Defects and return a newly finished version of the ASI Product for retesting, and DRAGON shall within 30 days of such redelivery provide ASI with written notice of approval or a statement of Major Defects. DRAGON's acceptance of a finished version of ASI Product shall not be unreasonably withheld, and approval shall be deemed to have been given if in any case Dragon does not deliver notice of Major Defects within 30 days following delivery of a version of the software. The above procedure may, at DRAGON's option, be repeated until a final version of each ASI Product is approved. However, Dragon may terminate this Agreement if a corrected version of an ASI Product is not approved after the 4th separate attempt at correcting the Major Defects.

4.0      OBLIGATIONS OF THE PARTIES.

         4.1 DRAGON OBLIGATIONS. During the Term of this Agreement, Dragon agrees to:

         a. Provide the expertise of sufficient personnel, with appropriate expertise and competence ("Dragon Key Personnel"), to provide technical information and support to ASI Key Personnel (as identified in Exhibit A4 hereto) in the development of ASI Products. Dragon will determine the identity of Dragon Key Personnel. Dragon will also determine the level of effort of these Dragon Key Personnel, but it will be reasonable and sufficient to meet Dragon's obligations under this Agreement. ASI Key Personnel must sign appropriate individual non-disclosure agreements prior to receiving confidential information from Dragon. ASI has the right, with prior written permission from Dragon, to add individuals to the list of ASI Key Personnel;

         b. Provide relevant Dragon Technology to ASI in accordance with the terms and conditions of this Agreement;

         c. Provide ASI Key Personnel with access to the relevant Dragon Technology, including participation in Dragon's first beta testing of relevant Dragon Technology, whether or not such testing is made available to other Dragon licensees;

         d. Provide sufficient and appropriate training to ASI personnel to enable ASI to understand the developing Dragon Technology including, but not limited to:

                  i. Dragon will provide appropriate training, at ASI's sole cost and expense, to ASI in the marketing, use and installation of the Dragon Technology at Dragon's Corporate Headquarters;

                  ii. At ASI's option, Dragon will provide ASI with training on Dragon's standard technical support procedures at ASI's sole expense;

                  iii. Dragon will provide all other reasonable and necessary training, support and maintenance to ASI, as set forth in Exhibit B, and ASI shall be responsible for providing such training, support and maintenance to ASI Clients and ASI Distributors at ASI's sole expense.

         e. Refrain from developing, marketing, licensing, selling or otherwise distributing, directly or indirectly (including activities through or in cooperation with any third party), any language models in the Exclusive FOU.

         4.2 ASI OBLIGATIONS. During the Term of this Agreement ASI agrees to:

         a. Provide Dragon with appropriate marketing and promotional assistance in the FOU in the manner and methods to be mutually agreed between the parties in writing.

5.0      CONFIDENTIALITY.

         a. Each party agrees not to disclose any Confidential Information of the other party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, each party agrees to limit its internal distribution of the Confidential Information of the other party only on a "need to know" basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

         b. Each party agrees not to use the Confidential Information of the other party for its own benefit or for the benefit of anyone other than the providing party, or other than in accordance with the terms and conditions of this Agreement.

         c. All ASI Confidential Information remains the property of ASI and all Dragon Confidential Information remains the property of Dragon, and other than as expressly provided by this Agreement.

         d. Upon written request of the providing party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving party agrees to return to the providing party all such provided Confidential Information, including but not limited to all copies thereof.

         e. ASI agrees to limit access to the Dragon Non-Distributable Technology, and any tangible embodiments thereof (including without limitation documentation, descriptions, notes, memoranda and other materials defining, describing or containing the Dragon Non-Distributable Technology) shall be made available only to those individuals identified as ASI Key Personnel in Exhibit A4 hereto, and such other employees of ASI whom Dragon may have approved in writing and who require access to the Dragon Non-Distributable Technology and such tangible embodiments in connection with ASI's activities under the licenses granted herein. Copies of such Dragon Non-Distributable Technology shall be subject to appropriate physical and electronic protection to prevent access by unauthorized personnel.

         f. The provisions of this Section shall survive the expiration or other termination of this Agreement.

6.0      OWNERSHIP, INTELLECTUAL PROPERTY RIGHTS, AND NON-DISCLOSURE.

         6.1      DRAGON RIGHTS:

         a. DRAGON shall retain all rights, title and interest (including all intellectual property rights) of the Dragon Technology and Dragon Documentation and any derivative works of the Dragon Documentation, and any copies thereof.

         b. ASI shall not alter or remove any copyright, trade secret, patent, proprietary and/or other legal notices contained on or in copies of the Dragon Technology and Dragon Documentation. ASI shall reproduce and include any DRAGON trademark, copyright, trade secret or proprietary information notices and other legends on every copy, in whole or in part, of the Dragon Technology in any form. ASI shall not decompile, disassemble or otherwise reverse engineer the Dragon Technology, except as DRAGON is required to allow ASI to do under applicable law.

         c. ASI shall render to DRAGON commercially reasonable assistance in connection with DRAGON's enforcement of its rights in and to the Dragon Technology and Dragon Documentation, including without limitation using efforts to prevent End Users from copying or using the Dragon Technology and Dragon Documentation outside the scope of this Agreement, or the End User License Agreement.

         d. Certain data or portions thereof which may be supplied by Dragon relating to the Dragon Technology are confidential and proprietary to Dragon and will be so marked. ASI shall abide its obligations under Section 5.0 as applicable to such data.

         6.2 ASI: ASI is, and as to Dragon, shall be, the owner of all worldwide right, title and interest, including any and all Intellectual Property Rights, in and to the ASI Confidential Information and the ASI Rights.

7.0      TERM.

         The license granted under this Agreement shall commence on the Effective Date set forth above and terminate at the expiration of three years from such effective date. The Agreement shall automatically renew for another three year period unless terminated by either party in writing within ninety
(90) days before the end of the initial three year term unless sooner terminated in accordance with the provisions of Section 11 below.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

8.0      PAYMENTS.

         8.1 During the Term of this Agreement, Dragon shall give ASI [**] for a NaturallySpeaking Deluxe Edition, its successors and equivalents made available by Dragon to any of its resellers, distributors or technology licensees (the "Engine Favorable Rate").

         8.2 ASI shall pay to Dragon license fees [**] in the amount of the lesser of (i) the applicable Engine Favorable Rate for the month in issue or
(ii) [**] for each MREC Engine run-time license it distributes to ASI Clients during the month in issue.

         8.3 Within [**] after the end of each calendar month, commencing with the monthly period during which this Agreement becomes effective, ASI shall furnish to DRAGON a statement in form acceptable to Dragon, certified by an authorized representative of ASI, identifying the number of sub-licenses granted to End Users during such monthly period and showing the amount of fees payable to DRAGON hereunder. Within such [**] period, ASI shall pay DRAGON the fees payable for such monthly period as shown in the statement required hereby. Such statement, together with the payment in United States dollars for the fees shown therein, shall be sent to DRAGON at its principal executive offices unless otherwise indicated by DRAGON. If ASI does not remit payment within such [**] period, interest shall accrue on any overdue amounts at the rate of 1.5% per month or the highest rate allowable by law, whichever is less. ASI further agrees to furnish whatever additional information DRAGON may reasonably require from time to time to enable DRAGON to ascertain the amounts of fees payable hereunder. No other license fees, royalties or other charges shall be payable hereunder with respect to ASI's use, reproduction and distribution of the Dragon Technology.

         ASI shall maintain full, clear and accurate records reflecting and recording all transactions subject to payment of license fees hereunder. ASI shall institute a system to separately identify all copies of the Dragon Distributable Technology which are distributed pursuant to this agreement. Such system shall provide for identification by serial number or other method acceptable to DRAGON. Upon reasonable notice, DRAGON shall have the right to engage an independent certified public accounting firm to audit the systems, books and records of ASI as they relate to ASI's obligations under this agreement, provided that such firm shall first execute a confidentiality agreement in form reasonably satisfactory to ASI in which it will agree to disclose to Dragon only the ultimate results of its audits and not the details of ASI's records, and not otherwise to disclose any information learned in such audit to any person except Dragon's duly authorized accountants and lawyers. If the audit of ASI's records pursuant to this paragraph determines that there is any underpayment of royalties due, the payment due shall be made within [**]. ASI shall remit the amount owed within [**] of notice of such underpayment. If the underpayment is greater than 5% of the payment due for the audited period, then ASI shall pay the cost of the audit.

         The license fees and all other amounts payable pursuant to this Agreement are exclusive of all federal, state, local, municipal or other excise, sales, use, property or similar taxes and fees, now in force or enacted in the future, and all such taxes and fees shall be paid by ASI. ASI shall obtain and provide to DRAGON any certificate of exemption or similar document required to exempt any transaction under this Agreement from sales tax, use tax or other tax liability.

9.0      DRAGON REPRESENTATIONS AND WARRANTIES.

         Dragon represents and warrants to ASI, during the Term and in the Territory, as follows:

         a. OWNERSHIP. Dragon is the owner, or has the right to enter into this Agreement on behalf of the owner, of all worldwide right, title and interest in and to any and all Dragon Confidential Information and the Dragon Rights. Dragon will obtain in writing, prior to delivery to ASI of any Dragon Confidential Information or Dragon Rights, any and worldwide assignments, licenses, permissions, or other consents of all third party Intellectual Property Rights and/or other third party proprietary rights as are or shall be necessary to enable Dragon to fulfill its obligations to ASI hereunder, and to enable ASI to utilize the Dragon Rights for their intended purpose. Dragon shall immediately notify ASI in writing of any limitations on use required by the proprietor of such third party materials, and Dragon shall not agree to any such demands or requirements without the prior written approval of ASI.

         b. NON-INFRINGEMENT. To the best of Dragon's knowledge the Dragon Rights do not infringe any existing patent, copyright, trademark, service mark, trade name, trade secret, patent, or other Intellectual Property Right of any third person, firm, corpora tion or other entity.

         c. NO BUGS. Dragon agrees that prior to submission to ASI, the Dragon Rights in the form of prerecorded media will be tested by Dragon and confirmed to the best of Dragon's knowledge, to be free of any known viruses and/or known bugs.

         d. NO ENCUMBRANCES. To the best of Dragon's knowledge, the Dragon Rights shall be free and clear of any and all encumbrances and/or liens of any nature whatsoever, other than those identified by Dragon pursuant to this Agreement, and other than non-exclusive licenses granted by Dragon to others to use the Dragon Rights.

         e. NO CONFLICTS. To the best of Dragon's knowledge, Dragon's performance of this Agreement does not conflict with any other Agreement to which Dragon is bound and, while performing this Agreement, Dragon will not knowingly enter into any other Agreement in conflict with this Agreement or which would impair the ability of Dragon to perform this Agreement.

         f. CONFORMATION. Dragon warrants that the Dragon Rights shall conform to the specifications set forth in the Dragon Documentation. Dragon shall be responsible, at its sole cost and expense, for replacing, revising, modifying, or otherwise correcting any Dragon Rights that do not meet the specifications.

         g. MAINTENANCE OF DRAGON TECHNOLOGY. Dragon warrants in the course of regular business that it will use its best efforts to maintain, update, and upgrade the Dragon Technology on a continuing and real-time basis during the Term of this Agreement to ensure the continued and continuing operation, operating system compatibility, relevance, and viability of the Dragon Technology during the Term of the Agreement, and that it will hire, train, and maintain sufficient, and sufficiently qualified, programmers and technology support/maintenance personnel during the Term of the Agreement. Upon development and first commercial availability (including beta test) of any new version of Dragon Technology, Dragon shall promptly deliver a copy thereof, with available documentation, to ASI.

         h. YEAR 2000 COMPLIANCE. Dragon warrants and/or represents to ASI as follows:

                  DRAGON warrants that the Dragon Technology, as provided by DRAGON, is capable of processing, recording, storing and presenting data containing four-digit years in substantially the same manner and with substantially the same functionality as it performed before January 1, 2000. However, DRAGON assumes no responsibilities or obligations to cause third-party products or services to function with the Dragon Technology. In addition, DRAGON will not be in any breach of this warranty for any failure of the Dragon Technology to correctly create or process date-related data if such failure results form the inability of any software, hardware, or systems of a customer or any third party either to correctly create or process such date-related data or to create or process such date-related data in a manner consistent with the method in which the Dragon Technology creates or process date-related data. In the event of a breach of this warranty, DRAGON shall use its commercially reasonable efforts to correct or provide a work around for reproducible errors that cause breach of this warranty, or if DRAGON is unable to make the Dragon

Technology operate as warranted herein within a reasonable period of time, the customer shall be entitled to recover the fees paid for the license of the Dragon Technology.

10.0     INDEMNIFICATION.

         10.1 BY DRAGON. DRAGON will defend ASI against a claim that an ASI Product supplied hereunder infringes a U.S. patent or copyright, or other proprietary right of a third party, and DRAGON will indemnify ASI and hold it harmless from and against any loss, liability and any costs, expenses and reasonable attorneys' fees finally awarded. ASI shall prompt notify DRAGON in writing of the claim, and DRAGON shall have sole control of the defense and all related settlement negotia tions, and ASI shall provide DRAGON complete information concerning the claim but any failure to provide prompt notice or information shall not impair ASI's rights to indemnification hereunder except to the extent that such failure has materially prejudiced or materially delayed DRAGON in defense of its claim. DRAGON shall have the right to assume the defense of any claim against ASI in connection with such violation or infringement. After notice from DRAGON to ASI of election to assume the defense thereof, DRAGON will not be liable to ASI for any legal or other expenses subsequently incurred by ASI in connection with the defense thereof other than reasonable costs of investigation, unless incurred at the written request of DRAGON, in which event such legal or other expenses shall be borne by DRAGON. ASI shall, however, have the right to participate in the defense and settlement of such claim being defended by Dragon through separate counsel at ASI's expense. ASI shall not be subject to any liability or restriction under any settlement entered into by DRAGON without ASI's prior written approval.

         a. DRAGON shall have no obligation to ASI under this Section if any claimed infringe ment is based upon: (i) use of any Dragon Technology delivered hereunder in connection or in combination with equipment, software or devices not supplied by DRAGON;
                  (ii) ASI's use of a Dragon Technology in the practicing of any process or in a manner for which the Dragon Technology was not designed; or (iii) DRAGON's compliance with ASI's designs, specifications or instructions. ASI shall indemnify and hold DRAGON harmless from and against any loss, cost or expense suffered or incurred in connection with any suit, claim or proceeding brought against DRAGON so far as it is based on a claim that the manufacture or sale of any Dragon Technology delivered hereunder which has been either (1) modified, altered or combined with any product, software, or device not supplied by DRAGON or (2) modified by DRAGON in accordance with ASI's designs, specifications or instructions, constitutes such an infringement because of any such modification, alteration or combination.

The foregoing states DRAGON's entire liability for infringement by Dragon Technology furnished under this Agreement

         b. EXCEPT AS STATED ABOVE, DRAGON DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DRAGON TECHNOLOGY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. DRAGON SHALL IN NO EVENT SHALL DRAGON BE LIABLE FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, PROFITS OR USE OF EQUIPMENT, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE DRAGON TECHNOLOGY.

         c. IT IS ALSO UNDERSTOOD BY BOTH PARTIES TO THIS AGREEMENT THAT SPEECH RECOGNITION IS INHERENTLY A STATISTICAL PROCESS; THAT SPEECH RECOGNITION ERRORS ARE INHERENT IN THE PROCESS OF SPEECH RECOGNITION; THAT SPEECH RECOGNITION APPLICATIONS AND USAGE MUST BE DESIGNED TO ALLOW FOR SUCH ERRORS IN THE SPEECH RECOGNITION PROCESS; AND THAT IT IS ASI'S RESPONSIBILITY THAT ALL ITS SUBLICENSEES UNDERSTAND THAT SUCH ERRORS ARE INEVITABLE AND THAT IT IS THE RESPONSIBILITY OF THE APPLICATION DEVELOPER TO PROVIDE FOR HANDLING SUCH ERRORS AND OF THE USER TO MONITOR THE SPEECH RECOGNITION PROCESS AND CORRECT ANY ERRORS. DRAGON SHALL IN NO EVENT BE LIABLE FOR ANYDIRECT OR INDIRECT DAMAGES, INCLUDING PERSONAL INJURY, RESULTING FROM ERRORS IN THE RECOGNITION PROCESS.

         10.2 BY ASI. ASI agrees to indemnify and hold harmless Dragon, its officers, agents, and employees from and against all liability, loss, cost, damages, claims or expenses (including reasonable attorneys fees) arising out of any claims or suits, whatever their nature and however arising, which may be brought or made against Dragon by reason or arising from (i) any material breach this Agreement by ASI or (ii) any allegation of third party intellectual property right(s) infringement or unfair competition, where such claim or suit is based upon the combination, operation, modification, or use of the Dragon Rights, if such claim of infringement would have been avoided but for such combination, operation, modification, or use. ASI shall have sole control over the selection of counsel and the defense of any claim or any settlement thereof, at ASI's expense. Dragon shall provide ASI with its reasonable assistance in the defense of such claim, at the expense of ASI. In no event may ASI enter into any third party settlement agreements which would in any manner whatsoever affect the right of, or bind, Dragon in any manner to said third party, without the prior written consent of Dragon.

         10.3 NOTIFICATION. The party seeking indemnification under this Section shall immediately notify the other party, in writing, of any claim or proceeding brought against it for which it seeks indemnification hereunder.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         10.4 INSURANCE. Each party will carry appropriate and sufficient policies of insurance, which must comply with all statutory regulations in the state (or country) where this Agreement is being performed, which shall be in effect at least as early as the Effective Date of this Agreement and which shall remain in force and provide coverage throughout the Territory until the effective date of

Termination. Each party shall be solely responsible for the payment of all deductibles on its own policies. Such policies of insurance shall include, but are not limited to, the following: (i) Workers' Compensation and State Disability, including Employers' Liability, (ii) Comprehensive General Liability, (iii) Umbrella Liability, and (iv) Auto Liability. Prior to the Effective Date of this Agreement, each party will deliver to the other a certificate of insurance or other documentary proof that each party has obtained the required insurance policies pursuant to this Agreement.

         10.5 The provisions of this Section shall survive the expiration or other termination of this Agreement.

11.0     TERMINATION.

         11.1 FOR CAUSE: Without prejudice to any rights which it may have under this Agreement or in law,equity, or otherwise:

         a. Either party shall have the right to terminate this Agreement if the other party defaults in the performance of any of its obligations or breaches any term, provision, warranty, or representation under this Agreement ("Defaults"). Upon the occurrence of any of the foregoing Defaults, the non-Defaulting party shall give notice of termination of this Agreement in writing to the Defaulting party, who shall have thirty (30) days from the date of notice in which to correct any Default, or if not wholly curable within said thirty days, to use its best efforts to commence any and all steps reasonably necessary to cure such Default. If the Defaulting party fails to correct the Default or to commence any and all steps reasonably necessary to cure such Default within the notice period, this Agreement shall terminate on the last day of such notice period unless otherwise agreed to in writing signed by both parties.

         b. This Agreement shall terminate automatically and without further notice to the other party in the event that either party shall make any unauthorized assignment for the benefit of creditors, file any petition under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.

         11.2     EFFECT OF TERMINATION FOR DEFAULT OF EITHER PARTY.

         Upon expiration or termination of this Agreement for the Default of either party, or for any reason (including expiration under Section 7.0) other than the insolvency, bankruptcy, reorganization of Dragon or its authorized successors or assigns, or the termination, cessation, or inability or failure to maintain the Dragon Technology or that portion of the business associated with the Dragon Technology during the Term of the Agreement, by Dragon or its authorized successors or assigns:

         a. ASI shall, within five (5) business days thereof, return or, at Dragon's option, destroy all whole or partial copies of the Dragon Rights in ASI's possession, custody or control, and certify to Dragon in writing within five (5) business days thereafter that it has complied with the foregoing obligation;

         b. Each party shall return all copies of Confidential Information disclosed by the other party which remain in its possession or under its control;

         c. Termination shall not affect the rights of ASI Clients and ASI Distributors to continue to use the Dragon Technology acquired from ASI in accordance with the terms of this Agreement;

         d. Termination shall not affect ASI's obligation to pay to Dragon all amounts due as of the effective date of Termination and shall not affect Dragon's obligation to refund to ASI any amounts paid by ASI attributable to any period of time after the effective date of termination; and,

         e. Except in the case of termination of this Agreement for the Default of ASI, ASI shall have the continued right to exercise the rights and licenses granted in Section 2 in connection with the Dragon Technology as in existence as of the date of expiration or termination (and not including any subsequent improvements or Derivatives thereof), subject to the continued payment of license fees under Section 8.0 with respect to any distribution of the MREC Engine, if any, by ASI after such expiration or termination, and provided that ASI's rights under Section 2.a shall no longer be exclusive.

         11.3     EFFECT OF TERMINATION FOR DRAGON INSOLVENCY, ETC.

         In addition to requirements and dispositions set forth in preceding paragraph 11.2, upon termination of this Agreement for the (i) insolvency, bankruptcy, reorganization of Dragon or its authorized successors or assigns,
(ii) insolvency, bankruptcy, reorganization of Dragon or its authorized successors or assigns, including the transfer (by cash, credit, or stock purchase) of all or a majority of either Dragon's total assets or that portion of Dragon's business attributable to the Dragon Technology to a third party, or
(iii) the termination, cessation, or inability or failure to maintain the Dragon Technology or that portion of the business associated with the Dragon Technology, during the Term of the Agreement, by Dragon or its authorized successors or assigns, then all of the rights granted by Dragon to ASI hereunder shall immediately and automatically convert into worldwide, fully paid up, fully transferable, perpetual licenses (a)exclusive in the Exclusive FOU and (b) Non-Exclusive in the Non-Exclusive FOU.

12.0     ESCROW.

         Within thirty (30) days of the effective date of this Agreement, source code for the Dragon Technology Licensed by ASI pursuant to this Agreement will be placed in escrow, under the conditions set forth below, with an escrow agent mutually agreed to by the parties.

         1. The cost of maintaining the escrow shall be borne by ASI.

         2. The source code shall not be released to ASI unless or until Dragon ceases to continue its business or upon the failure of Dragon to perform obligations it may have to maintain the Dragon Technology in question.

         3. The use of the source code, if released to ASI, is subject to the terms and conditions governing the use of the object code as set forth in this Agreement with the additional restrictions that the source code is not authorized to be sub-licensed and that it shall not be provided to or disclosed to third parties.

         4. The release of the source code to ASI shall be solely for the purpose of assisting ASI in the use, maintenance, modification, or updating of the object code and in no way shall impair Dragon's ownership of the Dragon Technology or the rights of Dragon's creditors, assigns, or successors in interest.

         5. THE SOURCE CODE SHALL BE PROVIDED ON AN "AS IS" BASIS WITH WHATEVER SUPPORT SERVICES MAY BE AVAILABLE AND WITHOUT ANY WARRANTY OF

ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR FREEDOM FROM INFRINGEMENT OF PATENTS OR COPYRIGHTS.


13.0     ASSIGNMENT.

         13.1 Either party may assign its rights, duties and/or obligations under this Agreement in connection with the transfer (by merger or by sale of assets or stock) of all or a majority of either its total assets or that portion of its business attributable to the Dragon Technology (in the case of Dragon) or the ASI Products (in the case of ASI) to a third party, provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

         13.2 Except as otherwise provided by this Agreement, neither party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the other party, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

14.0     GOVERNING LAW AND JURISDICTION.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its conflicts of laws principles. Any lawsuit relating to any matter arising under, or related to this Agreement, initiated by or on behalf of ASI against DRAGON, its employees, ex-employees, officers, agents, or affiliates shall be initiated in the appropriate state or Federal Court serving Middlesex County in the Commonwealth of Massachusetts.

         DRAGON and ASI may not institute any action in any form arising out of or in any way connected with this Agreement more than eighteen (18) months after the cause of action has arisen, or in the case of nonpayment, more than eighteen
(18) months from the date of last payment or promise to pay, except that this limitation does not apply to an action for payment of taxes.

15.0     WAIVER, AMENDMENT, OR MODIFICATION.

         Any waiver, amendment or modification of this Agreement shall not be effective unless made in writing and signed by both parties. No failure or delay by either party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof in the future.

16.0     NO PARTNERSHIP.

         This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between ASI and Dragon. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and noting herein contained shall give, or is intended to give, any rights of any kind to any third persons.

         Any commitment made by ASI to its customers with respect to quantities, delivery, modifications, interfacing capability, suitability of software, or suitability in specific applications will be ASI's sole responsibility. ASI has no authority to modify the warranties contained in this Agreement or to make any other commitment on behalf of DRAGON, and ASI will indemnify and defend DRAGON from any liability, suit or proceeding for any such modified warranty or other commitment by ASI.

         ASI has the right to determine its own resale prices, and no DRAGON representative will require that any particular price be charged by ASI or grant or withhold any treatment to ASI based on ASI's pricing policies. ASI agrees that it will promptly report directly to a DRAGON officer any effort by DRAGON personnel to interfere with its pricing policies.

17.0     NOTICES.

         All notices required under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) when sent by confirmed electronic mail or facsimile; (iii) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier for one day overnight service, with written verification of receipt. All communications will be sent to the names and addresses set forth beneath the signature of each party to this Agreement.

18.0     FORCE MAJEURE.

         Neither party will be deemed in default or breach of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or an act that is beyond the reasonable control of either party, provided that such party gives the other party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to continue to so perform or cure. In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

19.0     REMEDIES AND ATTORNEYS FEES.

         19.1 1NJUNCTION. The parties recognize and acknowledge that a breach by one party of any of its covenants, agreements or undertakings hereunder with respect to the Confidential Information or Intellectual Property Rights of the other party will cause the non-breaching party irreparable damage, which cannot be readily remedied in monetary damages in an action at law. In the event of any default or breach by one party which could result in irreparable harm to the non-breaching party, or cause some loss or dilution of the good will, reputation or business of the non-breaching party, the non-breaching party shall be entitled to an immediate injunction in addition to any other remedies available, to stop or prevent such irreparable harm, loss or dilution.

         19.2 ATTORNEYS FEES. In the event that either DRAGON or ASI brings suit against the other party for any matter arising out of or in connection with this Agreement, and the party which is sued is ultimately adjudicated to not have liability, then the party bringing suit agrees to pay the other party's reasonable attorneys' fees and litigation costs.


20.0     ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. The failure of either party to require performance of any provision of this Agreement shall not be, construed as a waiver of its rights to insist on performance of that same provision, or any other provision, at some other time. Any waiver, variation or amendment, or modification, of any term or condition of this Agreement shall be effective only if signed by an authorized representative of both parties hereto. The waiver by either party of any right created by this Agreement in one or more instances shall not be construed as a further continuing waiver of such right or any other right created by this Agreement. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect.

         AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE EFFECTIVE DATE SET FORTH ABOVE.

DRAGON SYSTEMS, INC.

\s\ James K. Baker
------------------

Print Name: James K. Baker
           -----------------
Print Title:  CEO
           -----------------
Date:            7/6/98
           -----------------

ARTICULATE SYSTEMS, INC.

\s\ Peter Durlach
-----------------

Print Name:   Peter Durlach
           -----------------
Print Title:      EVP
           -----------------
Date:              7/7/98
           -----------------

NOTICES TO DRAGON SHOULD BE SENT TO:

Janet Baker                                 Hale & Dorr
President                                   60 State Street
Dragon Systems, Inc.                        Boston, MA 02109
320 Nevada Street                           Attn: Michael Bevilacqua
Newton, MA 02160

NOTICES TO ASI SHOULD BE SENT TO:

Ivan Mimica                                 Goodwin, Proctor & Hoar
CEO                                         Exchange Place
Articulate Systems Inc.                     Boston, MA 02109
600 West Cummings Park, Suite 4500          Attn: David Dietz
Woburn, MA 01801

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    EXHIBIT A

1.       DRAGON TECHNOLOGY:

1.       MREC Engine and all run-time versions thereof
2. Acoustic Models for MREC, including telephony models and microphone (desktop) models
3.       Language Models
4.       Internal Language Modeling Tools (ILM) and Utilities
5.       Pronunciation dictionaries
6.       Label (category) mapping and definitions
7.       Automatic Category Tools
8.       Speech Developer's Application Programming Interface (SDAPI)
9.       Dragon Developer Toolkits
10.      Run-time versions of NaturallySpeaking

         1.1      DRAGON DISTRIBUTABLE TECHNOLOGY

11.      MREC Engine and all run-time versions thereof
12. Acoustic Models for MREC, including telephony models and microphone (desktop) models
13.      Language Models
14.      Pronunciation dictionaries
15.      Label (category) mapping and definitions
16.      Run-time versions of NaturallySpeaking

         1.2      DRAGON NON-DISTRIBUTABLE TECHNOLOGY

                  I.       CORE NON-DISTRIBUTABLE TECHNOLOGY

17.      Automatic Category Tools
18.      Internal Language Modeling Tools (ILM) and Utilities
19.      Speech Developer's Application Programming Interface (SDAPI)

                  II.      OTHER NON-DISTRIBUTABLE TECHNOLOGY

20.      Dragon Developer Toolkits

2.       FIELDS OF USE (FOU):

         2.1      EXCLUSIVE:

21. The [**] markets including all natural subsets for each specialty (by way of example and not limitation, the natural subsets for [**] includes [**] developed with the Dragon Core Non- Distributable Technology,

         2.2      NON-EXCLUSIVE

22. All other areas in the [**] market and all other markets not included in the Exclusive FOU.

3.       THIRD PARTY RIGHTS:

4.       ASI KEY PERSONNEL:
         Jeff Hill
         Peter Durlach
         David Williams
         Ricardo Salas
         Ivan Mimica
         Andrew Bernstein

                                    EXHIBIT B


                        TRAINING, SUPPORT AND MAINTENANCE




                                 To be provided.

                                    EXHIBIT C



                   STANDARD DRAGON END USER LICENSE AGREEMENT



                                 To be provided.